                     PREFERRED STOCK PURCHASE AGREEMENT


                               BY AND AMONG

                        TELETECH TELESERVICES, INC.,

                      TELETECH TELECOMMUNICATIONS INC.,

                          TELETECH HOLDINGS, INC.,

                 TELETECH INVESTORS GENERAL PARTNERSHIP, and

                       ESSANESS THEATRES CORPORATION


                        DATED AS OF DECEMBER 22, 1994



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                     PREFERRED STOCK PURCHASE AGREEMENT


     THIS PREFERRED STOCK PURCHASE AGREEMENT ("Agreement") is made as of December 22, 1994, by and among TELETECH TELESERVICES, INC.,a Colorado corporation ("TTS"), TELETECH TELECOMMUNICATIONS INC., a California corporation ("TTC"), TELETECH HOLDINGS, INC., a Delaware corporation ("Issuer"), TELETECH INVESTORS GENERAL PARTNERSHIP, an Illinois general partnership ("Partnership"), and ESSANESS THEATRES CORPORATION, a Delaware corporation ("Essaness"). TTS, TTC and Issuer are sometimes collectively referred to hereinafter as "Sellers." TTS and TTC are sometimes collectively referred to hereinafter as the "Operating Companies." Partnership and Essaness are sometimes collectively referred to hereinafter as "Purchaser". Unless otherwise defined herein, capitalized terms used in this Agreement are defined in Article VIII hereof.

                                 R E C I T A L S

     WHEREAS, the Operating Companies are engaged currently in the business of providing teleservicing services from locations in Colorado and California;

     WHEREAS, Kenneth Tuchman, an individual residing in the State of Colorado ("Tuchman"), is the sole record and beneficial owner of 100% of the issued and outstanding shares of the capital stock of the Operating Companies ("Operating Companies Stock") and, immediately after the incorporation of Issuer, will be the sole record and beneficial owner of 100% of the issued and outstanding shares of the capital stock of Issuer; and

     WHEREAS, the parties desire that Purchaser acquire an indirect equity interest in the Operating Companies following Tuchman's contribution of all of the Operating Companies Stock to Issuer in exchange for all of the outstanding shares of Issuer's common stock and that Issuer subsequently will issue and sell to Purchaser shares of Issuer's Convertible Preferred Stock, all on the terms and subject to the conditions set forth below.

                                A G R E E M E N T

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I
                             ISSUE AND SALE OF STOCK


     Section 1.1. SALE AND ISSUANCE OF PREFERRED STOCK. Upon the terms and subject to the conditions contained in this Agreement, Purchaser agrees to purchase at the Closing (as hereinafter defined), and Issuer agrees to issue and sell to Purchaser at the Closing, 1,860,000 shares of Issuer's Convertible Preferred Stock, par value $6.45 per share ("Preferred Stock"), which initially shall be convertible into 1,860,000 shares of Issuer's common stock, $.01 par value ("Issuer Common Stock"), subject to adjustment and, as of the Closing, constituting 16.9% of the Fully Diluted Issuer Common Stock, free and clear of all Claims. The Preferred Stock will have the rights, preferences and privileges set forth in Issuer's Certificate of Incorporation (as hereinafter defined).


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                                     - 2 -

     Section 1.2. PURCHASE PRICE. The price for the purchase of all of the Preferred Stock shall be Twelve Million Dollars ($12,000,000) in the aggregate (the "Purchase Price").

     Section 1.3. MANNER OF PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid at the Closing by wire transfer of immediately available funds to such bank account as Issuer shall designate by written notice delivered to Purchaser not later than two (2) business days prior to the Closing.

     Section 1.4. DELIVERY OF PREFERRED STOCK. At the Closing, Issuer or such other Person on behalf of Issuer shall deliver (a) to Partnership certificates evidencing One Million Seven Hundred Five Thousand (1,705,000) shares of the Preferred Stock (together with all rights then or thereafter attaching thereto) and (b) to Essaness certificates evidencing One Hundred Fifty-Five Thousand (155,000) shares of the Preferred Stock (together with all rights then or thereafter attaching thereto).

     Section 1.5. TIME AND PLACE OF CLOSING. The purchase and sale of Preferred Stock shall be consummated (the "Closing") at 10:00 a.m. at the offices of Seyfarth, Shaw, Fairweather & Geraldson, 55 E. Monroe Street, Suite 4200, Chicago, Illinois 60603 on January 11, 1995, or on such later date when the conditions of the Closing set forth in Article II hereof are satisfied or waived, or on such other date, or at such other place, as shall be agreed upon by Issuer and Purchaser. The date on which the Closing shall occur in accordance with the preceding sentence is referred to in this Agreement as the "Closing Date." If the Closing shall occur, it shall be deemed to be effective as of 12:01 a.m., prevailing time as of the Closing Date.

                                   ARTICLE II
                              CONDITIONS TO CLOSING

     Section 2.1. CONDITIONS TO SELLERS' OBLIGATION. Sellers' obligation to consummate the Closing is subject to the fulfillment or waiver of all of the conditions set forth below on or prior to the Closing Date. Upon the non-fulfillment of any of such conditions, Sellers' obligation to consummate the Closing may be terminated, at Issuer's sole discretion, pursuant to and with the effect set forth in Article VII hereof.

          (a) PURCHASER'S REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by Partnership and Essaness shall have been true and correct when made and shall be true and correct as if originally made on and as of the Closing Date.

          (b) PURCHASER'S OBLIGATIONS. Purchaser shall have performed or complied with all covenants and conditions required to be performed or complied with by it at or prior to the Closing Date.

          (c) NO ACTIONS RESTRAINING. No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or Person on any grounds to restrain or enjoin, or to seek damages on account of, the consummation of the transactions contemplated hereby.


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                                      - 3 -

          (d) COMPLIANCE WITH APPLICABLE LAWS. The sale of the Preferred Stock by Issuer to Purchaser under this Agreement shall not be prohibited, restricted or enjoined by any applicable law, statute, governmental rule, regulation, guideline, injunction or restraining order in effect (or pending or proposed), and shall be permitted by laws, statutes, governmental rules, regulations and guidelines in effect (or pending or proposed) of the jurisdictions to which Sellers are subject.

          (e) GOVERNMENTAL AND THIRD PARTY CONSENTS. Purchaser shall have obtained all necessary governmental approvals and filings required by applicable law and third party consents required in connection with Purchaser's consummation of the transactions contemplated under this Agreement and pursuant to the other Transaction Documents.

          (f) OPINION OF PARTNERSHIP'S COUNSEL. Partnership shall have delivered to Issuer the written opinion of Rosenberg & Liebentritt, P.C., counsel for Partnership, dated as of the Closing Date in substantially the form attached hereto as EXHIBIT A.1.

          (g) OPINION OF ESSANESS'S COUNSEL. Essaness shall have delivered to Issuer the written opinion of Sachnoff & Weaver Ltd., counsel for Essaness, dated as of the Closing Date in substantially the form attached hereto as EXHIBIT A.2.

          (h) INVESTMENT AGREEMENT. Purchaser shall have executed and delivered to Issuer and Tuchman the Investment Agreement dated as of the Closing Date substantially in the form attached hereto as EXHIBIT B (the "Investment Agreement").

          (i) BUSINESS PLAN. Issuer and Purchaser shall have agreed upon a business plan and financial projections for Sellers, in substantially the form attached hereto as EXHIBIT C (the "Business Plan").

     Section 2.2. CONDITIONS TO PURCHASER'S OBLIGATION. Purchaser's obligation to consummate the Closing is subject to the fulfillment or waiver of all of the conditions set forth below on or prior to the Closing Date. Upon the non-fulfillment of any of such conditions, Purchaser's obligation to consummate the Closing may be terminated, at Purchaser's sole discretion, pursuant to and with the effect set forth in Article VII hereof.

          (a) FORMATION OF ISSUER/EXECUTION OF AGREEMENT. (i) A Certificate of Incorporation in the form attached hereto as EXHIBIT D ("Issuer's Certificate of Incorporation") shall have been filed with the Secretary of State of Delaware; (ii) Issuer's board of directors shall have adopted corporate by-laws in the form attached hereto as EXHIBIT E ("Issuer's By-laws"); (iii) all such other acts which are necessary for the effective incorporation of Issuer under the Delaware General Corporation Law shall have been completed; and (iv) Issuer shall have executed and delivered to Purchaser a counterpart to this Agreement.

          (b) CONTRIBUTION OF OPERATING COMPANIES STOCK TO ISSUER. All of the Operating Companies Stock shall be contributed by Tuchman to Issuer, and the entire right, title and interest in and to all of the Operating Companies Stock shall have been assigned by Tuchman to Issuer free and clear of all Claims, in exchange for Issuer Common Stock, such that immediately after such contribution, assignment and exchange, and immediately prior to the sale of Preferred

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                                      - 4 -

Stock to Purchaser as contemplated under this Agreement, Tuchman shall be the sole record and beneficial owner of 8,140,000 shares of Issuer Common Stock, constituting 100% of the issued and outstanding Issuer Common Stock.

          (c) SELLERS' REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by Sellers shall have been true and correct when made and shall be true and correct as if originally made on and as of the Closing Date.

          (d) SELLERS' OBLIGATIONS. Sellers shall have performed or complied with all covenants and conditions required to be performed or complied with by them at or prior to the Closing Date.

          (e) NO ACTIONS RESTRAINING. No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or Person on any grounds to restrain or enjoin, or to seek damages on account of, the consummation of the transactions contemplated under this Agreement.

          (f) COMPLIANCE WITH APPLICABLE LAWS. The purchase of the Preferred Stock by Purchaser under this Agreement shall not be prohibited, restricted or enjoined by any applicable law, statute, governmental rule, regulation, guideline, injunction or restraining order in effect (or pending or proposed), and shall be permitted by laws, statutes, governmental rules, regulations and guidelines in effect (or pending or proposed) of the jurisdictions to which Purchaser is subject.

          (g) GOVERNMENTAL AND THIRD PARTY CONSENTS. Sellers shall have obtained all necessary governmental approvals and filings and those third party consents identified on SCHEDULE 3.9(d) hereto required in connection with the consummation of the transactions contemplated under this Agreement and pursuant to the other Transaction Documents (including, without limitation, all blue sky law filings), and all such governmental and third party consents, approvals and filings shall be in form and substance reasonably satisfactory to Purchaser.

          (h) OPINION OF SELLERS' COUNSEL. Sellers shall have delivered to Purchaser the written opinion of Ahn and Lee, counsel to Sellers, dated as of the Closing Date in substantially the form attached hereto as EXHIBIT F.

          (i) OFFICER'S CERTIFICATE. Issuer shall have delivered to Purchaser an Officer's Certificate signed and given by Issuer's chief executive and chief financial officers certifying that, to the best of their knowledge after due inquiry, each of the Interim Financial Statements (as hereinafter defined) and the Latest Balance Sheet (as hereinafter defined)
(i) is accurate and complete in all material respects, (ii) is consistent with the books and records of the Operating Companies, (iii) has been prepared in accordance with GAAP consistently applied, subject to normal year-end audit adjustments (none of which, alone or in the aggregate, would be materially adverse to the financial condition, operating results, assets, operations or business prospects of any of Sellers), (iv) presents fairly the financial condition of Sellers as of the dates thereof, and (v) presents fairly the results of operations and cash flow of Sellers for the periods covered by such statements.

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                                      - 5 -

          (j) INVESTMENT AGREEMENT. Tuchman and Issuer shall have executed and delivered to Purchaser the Investment Agreement.

          (k) EMPLOYMENT AGREEMENTS. Each of Tuchman, Joseph Livingston, Sonja Kurzepa, David Walsh and Karen Rickman shall have entered into the Employment Agreements with Issuer, substantially in the forms attached hereto as EXHIBIT G with such changes as the parties may agree upon prior to Closing.

          (l) ISSUER STOCK OPTION PLAN. Issuer's board of directors shall have adopted an Issuer Employee Stock Option Plan for key employees ("Issuer Stock Option Plan"), in substantially the form attached hereto as EXHIBIT H, providing for the reservation for issuance under the Issuer Stock Option Plan of 1,000,000 shares of Common Stock, which shares shall represent ten percent (10%) of Fully Diluted Issuer Common Stock.

          (m) BUSINESS PLAN. Sellers and Purchaser shall have agreed upon the Business Plan.

          (n) KEY-MAN LIFE AND DISABILITY INSURANCE. Issuer shall have obtained the Insurance Policies.

          (o) OTHER AGREEMENTS. All other documents and agreements arising out of, in connection with, or otherwise relating to this Agreement and the other Transaction Documents shall be in form and substance reasonably satisfactory to Purchaser, and shall be in full force and effect and shall be binding upon and enforceable against the parties thereto, except to the extent that enforcement thereof is affected by laws pertaining to bankruptcy, reorganization, insolvency, creditors rights and similar laws of general application relating to and affecting enforcement by creditors and by the availability of injunctive relief or specific performance and other equitable remedies, as of the Closing without further modification or amendment.

          (p) 1994 CONSOLIDATED REVENUE. (i) Sellers' consolidated revenue calculated in accordance with GAAP, consistently applied for the twelve (12) months ending December 31, 1994 shall be, or have been, at least $33,750,000;
(ii) Sellers shall have delivered to Purchaser an Officer's Certificate signed and given by Issuer's chief executive and financial officers, certifying (A) that the amount of Sellers' consolidated revenue for the twelve (12) months ending December 31, 1994 equals or exceeds $33,750,000 and
(B) the amount of Sellers' estimated consolidated net income for fiscal year 1994 through the date of the certification, each calculated in accordance with GAAP consistently applied and usual and ordinary accounting practices;
(iii) Sellers' independent certified public accountants shall have performed the procedures set forth in EXHIBIT I hereto, if requested by Purchaser in its sole discretion, and, in such event, such independent certified public accountants shall have delivered to Purchaser a report (the "Agreed Upon Procedures Report") relating to the performance and results of such procedures; (iv) Tuchman, Sellers' principal operating and financial officer and other officers and employees and Sellers' independent certified public accountants shall have been available to, and provided Purchaser with all information reasonably requested by, Purchaser, and shall have otherwise cooperated with Purchaser, in order for Purchaser to obtain a complete understanding of the bases of the Officer's Certificate and the Agreed Upon Procedures Report to be provided under this Section 2.3(p); and (iv) Purchaser shall have been satisfied in its reasonable discretion (A)


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                                      - 6 -

that Sellers' consolidated revenue for the twelve (12) months ending December 31, 1994 is or was in fact equal to or in excess of $33,750,000, and (B) with Sellers' estimated consolidated net income on the date of the certification referred to in this Section 2.3(p). For purposes of this Section 2.3(p), the terms "revenue" and "net income" shall not include any extraordinary or non-operating items, and specifically shall not include any revenue or net income resulting from the TCI Claim.

         (q) CLOSING DOCUMENTS. Sellers shall have delivered to Purchaser all of the following documents:

                    (i)  an Officer's Certificate of Sellers
     dated as of the Closing, stating that the conditions specified in Sections 2.2(a) through 2.2(i), inclusive, and Sections 2.2(l) through 2.2(n), inclusive, and
     Section 2.2(p) have been fully satisfied;

                    (ii)  certified copies of the resolutions
     duly adopted by the respective boards of directors of each of Sellers authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of all other transactions contemplated hereby and thereby, including, without limitation, with respect to Issuer, the issuance and sale of the Preferred Stock contemplated by this Agreement;

                    (iii)  certified copies of Issuer's
     Certificate of Incorporation and Issuer's By-laws, each as in effect at the Closing, and in the forms attached hereto as EXHIBIT E and EXHIBIT F, respectively;

                    (iv)  certificates of insurance for the
     Insurance Policies; and

                    (v)  such other documents relating to the
     transactions contemplated by this Agreement or the other
     Transaction Documents as Purchaser or its counsel may reasonably request.

     Section 2.3 CONDITION TO ESSANESS'S OBLIGATION. In addition to the conditions set forth in Section 2.2 above, Essaness's obligation to consummate the Closing is subject to Partnership's consummation of the Closing.

                                   ARTICLE III
                     SELLERS' REPRESENTATIONS AND WARRANTIES

     Each of Sellers jointly and severally makes the representations and warranties to Purchaser set forth in this Article III. All such representations and warranties and all representations and warranties which are set forth elsewhere in this Agreement and in any exhibit or document delivered by Sellers to Purchaser pursuant to this Agreement or in connection herewith shall survive the Closing (and none shall merge into any closing document), regardless of any investigation or lack of investigation by Purchaser.


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                                      - 7 -

     Section 3.1.  ORGANIZATION; CORPORATE POWER.

          (a) OPERATING COMPANIES. Each of TTS and TTC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is qualified to do business in every jurisdiction in which the failure to so qualify would have a material adverse effect on its financial condition, operating results, assets, operations or business prospects. Each of TTS and TTC has all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. Attached hereto as SCHEDULE 3.1 are accurate and complete copies of TTS's and TTC's charter documents and bylaws, including all amendments made thereto. Neither TTS nor TTC has any Subsidiary.

          (b) ISSUER. As of the date Issuer executes this Agreement and as of the Closing: (a) Issuer shall be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and shall be qualified to do business in every jurisdiction in which the failure to so qualify would have a material adverse effect on its financial condition, operating results, assets, operations or business prospects; (b) Issuer shall have all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as then conducted and then proposed to be conducted and to carry out the transactions contemplated by this Agreement; and (c) Issuer will not have any Subsidiary, other than TTS and TTC.

     Section 3.2.  CAPITAL STOCK AND RELATED MATTERS.

          (a) OPERATING COMPANIES. As of the Closing and immediately thereafter, the authorized capital stock of TTS shall consist of One Million (1,000,000) shares of common stock, no par value, of which Five Hundred (500) shares shall be issued and outstanding ("TTS Stock"), and the authorized capital stock of TTC shall consist of One Million (1,000,000) shares of common stock, par value not designated, of which Twenty-Five Thousand (25,000) shares shall be issued and outstanding ("TTC Stock"). Immediately prior to the formation of Issuer and the contribution by Tuchman of the Operating Companies Stock to Issuer, Tuchman shall be the sole record and beneficial owner of all of the issued and outstanding shares of TTS Stock and TTC Stock, and, immediately after the formation of Issuer and the contribution by Tuchman of the Operating Companies Stock to Issuer, Issuer shall be the sole record and beneficial owner of all of the issued and outstanding shares of TTS Stock and TTC Stock, in each case free of all Claims (other than restrictions upon transfer imposed by operation of law). As of the date of this Agreement and immediately prior to the Closing, neither TTS nor TTC shall have outstanding any capital stock (other than the TTS Stock and the TTC Stock held by Tuchman immediately prior to the formation of Issuer and by Issuer immediately after its formation) or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor shall either TTS or TTC have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock. As of the date of this Agreement and immediately prior to the Closing, neither TTS nor TTC shall be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. As of the date of this


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                                      - 8 -

Agreement and as of the Closing, all of the outstanding shares of TTS Stock and TTC Stock shall be validly issued, fully paid and nonassessable.

          (b) ISSUER. As of the Closing and immediately thereafter:

                    (i)  the authorized capital stock of
     Issuer shall consist of: (a) 50,000,000 shares of Issuer Common Stock, 8,140,000 shares of which shall be issued and outstanding and the sole record and beneficial owner of which shall be Tuchman, 1,860,000 shares of which shall be reserved for issuance upon conversion of the Preferred Stock, and 1,000,000 shares of which shall be reserved for issuance under the Issuer Stock Option Plan; and (b) 1,860,000 shares of Preferred Stock, all of which shall be issued and outstanding and the sole record and, to the knowledge of Issuer based upon Purchaser's representations and warranties herein, beneficial owner of which shall be Purchaser.

                    (ii)  Issuer shall not have outstanding
     any capital stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock, except as expressly stated in this Agreement and the other Transaction Documents.

                    (iii)  Issuer shall not be subject to any
     obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock, except as expressly stated in this Agreement or the other Transaction Documents.

                    (iv)  Upon Issuer's receipt of the
     Purchase Price and issuance of Preferred Stock to Purchaser, all of the outstanding shares of Issuer's capital stock shall be validly issued, fully paid and nonassessable.

          (c) MISCELLANEOUS. There are no statutory or contractual stockholders' preemptive rights or rights of refusal with respect to the issuance of the Preferred Stock or other equity or debt securities of Sellers, except as expressly provided in the Transaction Documents. None of Sellers has violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and, subject to, and in reliance upon, the representations and warranties contained in Sections 4.1(c) and 4.2(c) hereof, the offer, sale and issuance of the Preferred Stock under this Agreement does not require registration under the Securities Act or any applicable state securities laws.

     Section 3.3. AUTHORIZATION; NO BREACH. The execution, delivery and performance of this Agreement, each of the other Transaction Documents and all other agreements contemplated hereby and thereby to which any of Sellers is a party, have been duly authorized by such party. This Agreement, each of the other Transaction Documents, and all other agreements contemplated hereby and thereby to which any of Sellers is a party each constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms, except to the extent that enforcement thereof is affected by laws pertaining to bankruptcy, reorganization, insolvency, creditors rights and similar laws of general application relating to and

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                                      - 9 -

affecting enforcement by creditors and by the availability of injunctive relief or specific performance and other equitable remedies. The execution and delivery by Sellers of this Agreement, each of the other Transaction Documents and all other agreements contemplated hereby and thereby to which any of Sellers is a party, the offering, sale and issuance of Preferred Stock under this Agreement and the fulfillment of and compliance with the respective terms hereof and thereof by Sellers, do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any lien, security interest, charge or encumbrance upon the capital stock or assets of Sellers pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, the certificate or articles of incorporation or by-laws of the Operating Companies or Issuer's Certificate of Incorporation or Issuer's By-Laws, or any material law, statute, rule or regulation (other than federal and state securities laws, rules and regulations) to which any of Sellers is subject, or any material agreement, instrument, order, judgment or decree to which any of Sellers is subject (other than this Agreement).

     Section 3.4.  FINANCIAL STATEMENTS.

          (a) Attached hereto as SCHEDULE 3.4 are (i) the audited balance sheets of the Operating Companies as of January 31, 1993 and December 31, 1993 and the related statements of income and cash flows (or the equivalent) for the twelve (12) month period ended January 31, 1993 and the eleven (11) month period ended December 31, 1993, together with the unqualified opinion of the Operating Companies' independent certified public accountant (the "Financial Statements") and (ii) the unaudited balance sheets and related statements of income and cash flows of the Operating Companies as of September 30, 1994 and for the nine (9) months ended September 30, 1994 and at the end of, and for, each month since September 30, 1994 (the "Interim Financial Statements"). Except as expressly stated on the Financial Statements or the Interim Financial Statements, each of the Financial Statements and the Interim Financial Statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of the Operating Companies (which, in turn, are accurate and complete in all material respects) and has been prepared in accordance with GAAP, consistently applied. Each of the Financial Statements and the Interim Financial Statements present fairly the financial condition of the Operating Companies as of the dates thereof and the Financial Statements present fairly the results of operations and cash flows of the Operating Companies for the periods covered by such statements, in all cases in accordance with GAAP, consistently applied, and the usual and ordinary accounting practices of the Operating Companies and with respect to the Interim Financial Statements, subject to normal year-end audit adjustments (none of which, alone or in the aggregate, would be materially adverse to the financial condition, operating results, assets, operations or business prospects of any of Sellers).

          (b) All of the assumptions used in developing the Business Plan and making the financial projections contained therein were made with a reasonable basis and in good faith, and, to the best of their knowledge after due inquiry, Sellers have not relied on any false, inaccurate or incomplete financial statements or other information with respect thereto. All "forward looking statements" (as defined in Rule 175 under the Securities Act) shall be deemed not to be a

"fraudulent statement" (as defined in Rule 175) unless such statements were made or reaffirmed without a reasonable basis or disclosed other than in good faith.

     Section 3.5. ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE 3.5 attached hereto, none of Sellers has any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Sellers, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing other than: (a) liabilities set forth on the September 30, 1994 balance sheet for the Operating Companies included in the Interim Financial Statements (including any notes thereto) (the "Latest Balance Sheet"), (b) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit), (c) other liabilities and obligations expressly disclosed in the other Schedules to this Agreement, and (d) any such obligation or liability that individually or in the aggregate would not be materially adverse to the financial condition, operating results, assets, operations or business prospects of any of Sellers.

     Section 3.6. ILLEGAL PAYMENTS. None of Sellers has at any time made any payments for political contributions in violation of applicable laws or made any bribes, kickback payments or other payments in violation of applicable laws, and no officer, director, or to Sellers' knowledge, after due inquiry, employee or agent of Sellers, has been or is authorized to make or receive, and none of Sellers know of any such person making or receiving, any bribe, kickback or other payment in violation of applicable laws.

     Section 3.7. NO MATERIAL ADVERSE CHANGE/ABSENCE OF CERTAIN DEVELOPMENTS. Since the date of the Latest Balance Sheet, there has been no material adverse change in the financial condition, operating results, assets, operations, business, prospects, employee relations or customer or supplier relations of Sellers. Except as expressly contemplated by the Transaction Documents or as set forth on SCHEDULE 3.7 attached hereto, since the date of Latest Balance Sheet, none of Sellers (individually or in the aggregate) has:

          (a) issued any notes, bonds or other debt securities or any equity securities or any securities convertible, exchangeable or exercisable into any equity securities;

          (b) borrowed any amount or incurred or become subject to any liabilities in excess of $250,000 in the aggregate, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

          (c) declared or made any payment or distribution of cash or other property to its stockholders with respect to its stock or purchased or redeemed any shares of its stock or any options or other rights to acquire its stock;

          (d) mortgaged or pledged any of its properties or assets or subjected them to any lien, security interest, charge or other encumbrance in excess of $250,000 in the aggregate, except liens for current property taxes not yet due and payable;

          (e) sold, assigned or transferred any of its tangible assets, except in the ordinary course of business, or canceled any debts or claims except in the ordinary course of business;

          (f) sold, assigned or transferred any Proprietary Rights, or disclosed any proprietary confidential information to any Person except in the ordinary course of business;

          (h) suffered any extraordinary losses or waived any rights, whether or not in the ordinary course of business or consistent with past practice;

          (i) made capital expenditures or commitments therefor other than in accordance with the Business Plan;

          (j) entered into any other transaction other than in the ordinary course of business;

          (k) made any loans or advances to, guaranties for the benefit of, or any Investments in, any Persons in excess of $150,000 in the aggregate;

          (l)  made any charitable contributions or pledges;

          (m) suffered any damage, destruction or casualty loss exceeding in the aggregate $250,000, whether or not covered by insurance;

          (n) made any Investment in or taken steps to incorporate any Subsidiary;

          (o) hired any salaried employees having annual compensation exceeding $100,000; or

          (p) altered the amount of base salary or bonuses payable to any salaried employees, except customary annual increases or annual bonuses consistent with past practices.

     Section 3.8. ASSETS. Except as set forth on SCHEDULE 3.8 hereto, the Operating Companies have good and marketable title to, or a valid leasehold interest in, their respective properties and assets used by them or located on their premises, free and clear of all Claims, except for (a) liens for current property taxes not yet due and payable and (b) minor imperfections in title that alone or in the aggregate would not be materially adverse to the financial condition, operating results, assets, operations or business prospects of any of Sellers. Issuer owns no assets other than the Operating Companies Stock, has no leasehold interest in any assets, and does not conduct any operations. The Operating Companies' buildings, equipment and other tangible assets are in good operating condition (ordinary wear and tear excepted) and are fit for use in the ordinary course of business. The Operating Companies own, or have a valid leasehold interest in, all assets necessary for the conduct of their respective businesses as presently conducted and as presently proposed to be conducted.

     Section 3.9.  CONTRACTS AND COMMITMENTS.

          (a) Except as expressly contemplated by this Agreement or as set forth on SCHEDULE 3.9(a) attached hereto, none of Sellers is a party to any written or oral:

                    (i)  pension, profit sharing, stock
     option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any contract with any labor union;

                    (ii)  contract for the employment or
     engagement of any officer, individual employee, independent contractor or other Person on a full-time, part-time, consulting or other basis providing annual compensation (including, without limitation, salary, bonus and commissions) in excess of $150,000 or contract relating to loans to, or severance agreements with, officers, directors, employees or Affiliates;

                    (iii)  contract under which any of Sellers
     has advanced or loaned any other Person amounts in the aggregate exceeding $50,000;

                    (iv)  agreement or indenture relating to
     the borrowing of money or the mortgaging, pledging or otherwise placing a lien on any asset or group of assets of Sellers ("Debt Instruments") in excess of $50,000 in the aggregate;

                    (v)  guaranty of any obligation in excess
     of $50,000 in the aggregate;

                    (vi)  lease or agreement under which any
     of Sellers is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $25,000;

                    (vii)  lease or agreement under which any
     of Sellers is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by Sellers;

                    (viii)  contract or group of related
     contracts with Sellers or any Affiliate of Tuchman or any group of Affiliates of Tuchman, the performance of which involves a consideration in excess of $50,000;

                    (ix)  assignment, license, indemnification
     or agreement with respect to any Proprietary Rights;

                    (x)  warranty agreement with respect to
     its services rendered or its products sold or leased, other than created by operation of law;

                    (xi)  agreement under which it has granted
     any Person any registration rights (including "piggyback" rights);

                    (xii)  contract or agreement prohibiting
     it from freely engaging in any business or competing anywhere in the world;

                    (xiii)  contract or agreement with any
     customer of the Operating Companies involving sales in excess of $100,000 annually;

                    (xiv)  joint venture agreement;

                    (xv)  agreement for research and
     development;

                    (xvi)  any other agreement which is
     material to its operations and business prospects or involves a consideration in excess of $100,000 annually, other than any material agreement described in subparagraphs (i) through (xv), inclusive, above.

          (b) Except as set forth on SCHEDULE 3.9(b), all of the contracts, agreements and instruments set forth on SCHEDULE 3.9(a) are valid, binding and enforceable obligations of each Seller which is a party thereto in accordance with their respective terms, except to the extent that enforcement thereof is affected by laws pertaining to bankruptcy, reorganization, insolvency, creditors rights and by the availability of injunctive relief or specific performance and other equitable remedies. Each of Sellers has performed all material obligations required to be performed by it and is not in material default under or in material breach of, nor in receipt of any claim of default or breach under, any contract, agreement or instrument to which such party is subject; to the best of Sellers' knowledge, after due inquiry, no event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance under any contract, agreement or instrument to which any of Sellers is subject; none of Sellers has any present expectation or intention of not fully performing all such obligations; none of Sellers has any knowledge of any breach or anticipated breach by the other parties to any contract or commitment to which any of the Sellers is a party; and none of Sellers is a party to any adverse contract or commitment which individually or in the aggregate would have a material adverse effect on the financial condition, operating results, assets, operations or business prospects of any of Sellers.

          (c) Purchaser has been provided access to each of the written contracts and an accurate description of the oral contracts which are referred to on SCHEDULE 3.9(a), together with all material amendments, waivers or other changes thereto.

          (d) SCHEDULE 3.9(d) sets forth and identifies all third party consents required in connection with the consummation of the transactions contemplated under this Agreement and pursuant to the other Transaction Documents, except where the failure to obtain a consent or consents, either alone or in the aggregate, would not have a material adverse effect on the consummation of the transactions contemplated under this Agreement or, after such consummation, upon Sellers or their operations or business relationships.

     Section 3.10. PROPRIETARY RIGHTS. SCHEDULE 3.10 attached hereto contains a complete and accurate list of (a) all patented and registered Proprietary Rights owned by Sellers, (b) all pending patent applications and applications for registrations of other Proprietary Rights filed by Sellers,
(c) all unregistered trade names and corporate names owned or used by Sellers and (d) all unregistered trademarks, service marks and copyrights owned by Sellers and all computer software owned or used by Sellers. SCHEDULE 3.10 also contains a complete and accurate list of all material licenses and other rights granted by Sellers to any third party with respect to any Proprietary Rights and all material licenses and other rights granted by any third party to Sellers with respect to any Proprietary Rights. Sellers own or have the right to use pursuant to a valid license all Proprietary Rights necessary for the operation of the businesses of Sellers as presently conducted and as presently proposed to be conducted. Except as set forth on SCHEDULE 3.10, the loss or expiration of any Proprietary Right or related group of Proprietary Rights would not have a material adverse effect on the conduct of Sellers' respective businesses, and no such loss or expiration is pending, or, to the best of Sellers' knowledge after due inquiry, threatened. Sellers have taken all necessary actions to maintain and protect the Proprietary Rights which they own and use. To the best of Sellers' knowledge after due inquiry, the owners of any Proprietary Rights licensed to Sellers have taken all necessary actions to maintain and protect the Proprietary Rights which are subject to such licenses. Except as indicated on SCHEDULE 3.10, (i) Sellers own all right, title, and interest in and to all of the Proprietary Rights listed on such schedule and all other Proprietary Rights used in the operation of the businesses of Seller, (ii) there have been no claims made against Sellers asserting the invalidity, misuse or unenforceability of any of such rights, and, to the best of Sellers' knowledge after due inquiry, there are no grounds for the same, (iii) none of Sellers has received a notice of conflict with the asserted rights of others within the last five (5) years, and (iv) to the best of Sellers' knowledge after due inquiry, the conduct of Sellers' businesses has not infringed or misappropriated and does not infringe or misappropriate any Proprietary Rights of other Persons, nor would any future conduct as presently contemplated infringe any Proprietary Rights of other Persons and, to the best of Sellers' knowledge after due inquiry, the Proprietary Rights owned by Sellers have not been infringed or misappropriated by other Persons.

     Section 3.11.  TAX MATTERS.

          (a)  Except as set forth in SCHEDULE 3.11 hereto:

                    (i)  all federal, state, foreign and local
     tax returns and tax reports (including information returns) required to be filed by Sellers have been filed (or extensions thereof have been timely and properly filed) with the appropriate governmental entity in all jurisdictions in which such returns and reports are required to be filed, and all such returns and reports are true, complete, accurate and in accordance with all legal requirements applicable thereto;

                    (ii)  all federal, state, foreign and
     local income, profits, franchise, sales, use, occupation, property, severance, production, excise, withholding and other taxes, duties, charges and assessments (including interest and penalties) due from Sellers, including, without limitation, all amounts due and payable to state taxing authorities (A) have been paid or adequately provided for on the books and financial statements of Sellers in accordance with GAAP or (B) are disclosed on
     SCHEDULE 3.11 and are being contested in good faith by appropriate proceedings;

                    (iii)  none of Sellers has received any
     written notice from the Internal Revenue Service or any other taxing authority in connection with any of the returns and reports referred to in Section 3.11(a)(i) hereof of any pending or threatened examination or audit;

                    (iv)  no waivers of statutes of limitation
     have been given or requested with respect to Sellers;

                    (v)  the federal and state tax returns of
     the Operating Companies have been examined (or are no longer subject to examination) by the appropriate governmental agency for all periods prior to and including the dates set forth on SCHEDULE 3.11 for each category of tax return;

                    (vi) deficiencies asserted or assessments made as a result of examination by any taxing authorities have been paid or accurately reflected on the books of Sellers in accordance with GAAP; and

                    (vii)  none of Sellers has made an
     election under Section 341(f) of the  Code.

               (b) None of Sellers is subject to any penalty by reason of violation of any order, rule or regulation of, or a default with respect to any return or report (other than a tax return or report set forth on SCHEDULE 3.11) required to be filed with, any governmental entity, department, commission, board, bureau or instrumentality to which it is subject.

     Section 3.12. LITIGATION, ETC. Except as set forth on SCHEDULE 3.12, there are no actions, suits, proceedings, orders, investigations or claims pending or, to the best of Sellers' knowledge after due inquiry, threatened against or adversely affecting any of Sellers at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality; none of Sellers is subject to any arbitration proceedings, including, without limitation, under any collective bargaining agreements, or, to the best of Sellers' knowledge after due inquiry, any governmental investigations or inquiries (including inquiries as to the qualification to hold or receive any material license or permit); and, to the best of Sellers' knowledge after due inquiry, there is no basis for any of the foregoing. Except as set forth on SCHEDULE 3.12, none of Sellers has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability which may be material to its business.

     Section 3.13. BROKERAGE. Except as set forth on SCHEDULE 3.13, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Sellers.

     Section 3.14. GOVERNMENTAL CONSENT. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority which has not been obtained is required in connection with the execution, delivery and performance by Sellers of this Agreement or the other agreements contemplated hereby, or the consummation by Sellers of any other transactions contemplated hereby or thereby, except as expressly contemplated herein.

     Section 3.15.  EMPLOYEES/EMPLOYMENT LAWS.

          (a) To the best of Sellers' knowledge, after due inquiry, no executive or key employee of Sellers or any group of employees of Sellers has any plans to terminate employment with Sellers. Sellers have complied, in all material respects, with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal employment opportunity, collective bargaining and the payment of social security and other taxes, and none of Sellers knows of any labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or material grievances of Sellers).

          (b) Except as disclosed in SCHEDULE 3.15 hereto, none of Sellers or, to the best of Sellers' knowledge, after due inquiry, any of their employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of Sellers.

          (c) Except as disclosed in SCHEDULE 3.15 hereto, Sellers are in compliance, in all material respects, with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment, wages and hours, affirmative action and occupational safety, and have not and are not engaged in any unfair labor practice.

          (d) No unfair labor practice complaint against Sellers is pending before the National Labor Relations Board.

          (e) There is no labor strike, dispute, slowdown or stoppage actually pending or, to the best of Sellers' knowledge, after due inquiry, threatened against or materially affecting Sellers.

          (f) Except as disclosed in SCHEDULE 3.15 hereto, (i) there are no claims, grievances or arbitration proceedings, workers' compensation proceedings, labor disputes (including charges of violations of any federal, state or local laws or regulations relating to current or former employees (including retirees) or current or former applicants for employment), litigation, governmental investigations, or administrative proceedings of any kind pending; (ii) to the best of Sellers' knowledge, after due inquiry, none of the foregoing are or have been threatened against or relating to Sellers, their respective employees or employment practices, or operations as they pertain to conditions of employment, which might individually or in the aggregate materially and adversely affect Sellers, their respective employees, financial condition, operating results, assets, operations or business prospects of any of Sellers; nor (iii) has there come to Sellers' attention any such matter pending or threatened against any other Person which might materially and adversely affect Sellers or their respective employees, financial condition, operating results, assets, operations or business prospects of any of Sellers; nor are Sellers subject to any known order, judgment, decree, award, or administrative ruling arising from any such matter.

          (g) No collective bargaining agreement is currently in existence or is being negotiated by Sellers and as of the date of this Agreement no labor organization has been certified or recognized as the representative of any employees of Sellers.

         (h) Except as disclosed in SCHEDULE 3.15 hereto, no present or former employee of Sellers has any claim against Sellers (whether under federal or state law, any employment agreement or otherwise) on account of or for (i) overtime pay, (ii) wages or salary; (iii) vacation time off or pay in lieu of vacation time off; or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work, except, in the case of subsections (i), (ii) and (iii), with respect to current payroll periods or payments or accruals to be made in the ordinary course of the operation of the business of Sellers. No person or party (including, but not limited to, governmental agencies of any kind) has filed, or to the best of Sellers' knowledge, after due inquiry, has threatened to file, any claim against Sellers under or arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices.

     Section 3.16.  ERISA.

          (a) NO MULTIEMPLOYER PLANS. None of Sellers has any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any "multiemployer plan" (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")).

          (b) NO RETIREE WELFARE PLANS. Except as set forth in SCHEDULE 3.16, none of Sellers maintains or has any obligation to contribute to (or any other liability with respect to) any plan or arrangement whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future terminated or retired employees (except for limited continued medical benefit coverage required to be provided under the Consolidated Omnibus Budget Reconciliation Act, as amended).

          (c) DEFINED BENEFIT PLANS. None of Sellers maintains, contributes to or has any liability under (or with respect to) any employee plan which is a tax-qualified "defined benefit plan" (as defined in Section 3(35) of ERISA), whether or not terminated.

          (d) DEFINED CONTRIBUTION PLANS. None of Sellers maintains, contributes to or has any liability under (or with respect to) any employee plan which is a tax-qualified "defined contribution plan" (as defined in Section 3(34) of ERISA), whether or not terminated.

          (e) OTHER PLANS. Except as set forth in the SCHEDULE 3.16, none of Sellers maintains, contributes to or has any liability under (or with respect to) any plan or arrangement providing benefits to current or former employees, including any bonus plan, plan for deferred compensation, employee welfare benefit plan or other arrangement, whether or not terminated. Such plans and other arrangements are referred to as the "Plans."

          (f) ACCRUALS AND FUNDED STATUS. With respect to the Plans, all required or recommended (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued on the Latest Balance Sheet in accordance with GAAP. None of the Plans has any unfunded liabilities which are not reflected on the Latest Balance Sheet.

          (g) COMPLIANCE. The Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance, in all material respects, with the applicable provisions of ERISA, the Code and other applicable laws. None of Sellers, or any trustee or administrator of any Plan, has engaged in any transaction with respect to the Plans which would subject Sellers or any trustee or administrator or the Plans, or any party dealing with any such Plan, nor do the transactions contemplated by this Agreement or the other Transaction Documents constitute transactions which would subject any such party, to either a civil penalty assessed pursuant to part 502(i) of ERISA or the tax or penalty on prohibited transactions imposed by Section 4975 of the Code. No actions, suits or claims with respect to the assets of the Plans (other than routine claims for benefits) are pending or to the best of Sellers' knowledge, after due inquiry, threatened which could result in or subject Sellers to any material liability and there are no circumstances which would give rise to or be expected to give rise to any such actions, suits or claims.

          (h) SELLERS. For purposes of Sections 3.15 and 3.16, the term "Sellers" shall include all organizations under common control with any of Sellers pursuant to Section 414(b) or (c) of the Code.

          (i) ISSUER STOCK OPTION PLAN. As of the Closing, Issuer's board of directors shall have duly adopted the Issuer Stock Option Plan and shall have reserved for issuance thereunder 1,000,000 shares of Issuer Common Stock.

     Section 3.17.  COMPLIANCE WITH LAWS: PERMITS: CERTAIN OPERATIONS.

          (a)  Except as set forth on SCHEDULE 3.17 hereto:

                    (i)  Sellers, and their officers,
     directors, stockholders, agents and employees, have materially complied, and are in compliance, in all material respects, with all applicable laws, ordinances, rules, requirements and regulations of foreign, federal, state and local governments and all agencies thereof to which Sellers may be subject, and no notices have been received by, and no claims have been filed against any of Sellers alleging a violation of any such laws, ordinances, rules, requirements or regulations.

                    (ii)  Sellers hold all of the permits,
     licenses, certificates, accreditations or other authorizations of foreign, federal, state and local governmental agencies required for the conduct of the businesses of Sellers.

                    (iii)  Each of Sellers is in compliance,
     in all material respects, with all terms and conditions of any and all required permits, licenses and authorizations, and is also in compliance, in all material respects, with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any foreign, federal, state or local law or any regulation, code, plan, order, decree or judgment relating to its business, or any demand letter issued, entered, promulgated or approved thereunder.

          (b) None of Sellers or any of their respective operations, assets or properties is subject to regulation under the Interstate Commerce Act, as amended (nor do any of Sellers own or operate any common or contract carrier within the meaning of such Act that is subject to the jurisdiction of the Interstate Commerce Commission).

          (c) Without limiting the generality of the foregoing, except as set forth on SCHEDULE 3.17:

                    (i)  Sellers, and their officers,
     directors, agents and employees have obtained all material permits, licenses and other authorizations which are required under federal, state and local laws and regulations relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, use, treatment, storage, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes (collectively "Environmental and Safety Requirements").

                    (ii)  Sellers are in compliance, in all
     material respects, with all terms and conditions of any and all required permits, licenses, and authorizations, and are also in compliance, in all material respects, with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental and Safety Requirements or any notice or demand letter issued, entered, promulgated or approved thereunder.

                    (iii)  No facts, events or conditions with
     respect to the present, or, to the best of Sellers' knowledge, with respect to the past, operations or facilities of Sellers interfere with, or prevent continued compliance with or could give rise to any common law or statutory liability under any Environmental and Safety Requirements, including, without limitation, liability for cleanup costs or liability for personal injury or property damage.

     Section 3.18.  AFFILIATED TRANSACTIONS.  Except as set forth on the
SCHEDULE 3.18, no officer, director or shareholder of Sellers or any member of the immediate family of any of the foregoing individuals or any Affiliate of Sellers, is a party to any agreement, contract, commitment or transaction with Sellers or has any interest in any property used by Sellers, except pursuant to this Agreement, and except as expressly set forth in the other Transaction Documents.

     Section 3.19.  CUSTOMERS AND SUPPLIERS.  Except as set forth on the
SCHEDULE 3.19, since December 31, 1992, no customer of Sellers with annual revenues greater than $50,000 has, or has indicated that it shall, stop, or materially decrease the rate of, buying services from Sellers, and no material supplier of Sellers has or has given notice that it shall stop, or materially decrease the rate of, supplying materials, products or services to Sellers.

     Section 3.20. DISCLOSURE. Neither this Agreement nor any of the schedules, attachments, written statements, documents, certificates or other items supplied to Purchaser by or on behalf of Sellers with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading. To the best of Sellers' knowledge after due inquiry, there is no material fact which Sellers have not disclosed to Purchaser in writing and of which any of its officers, directors or executive employees is aware and which has had or would reasonably be anticipated to have a material adverse effect upon the existing or expected financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of Sellers

                                    ARTICLE IV
                     PURCHASER'S REPRESENTATIONS AND WARRANTIES

     Section 4.1. PARTNERSHIP'S REPRESENTATIONS AND WARRANTIES. Partnership makes the representations and warranties to Sellers set forth in this Section
4.1. All such representations and warranties and all representations and warranties which are set forth elsewhere in this Agreement and in any exhibit or document delivered by Partnership to Sellers pursuant to this Agreement or in connection herewith shall survive the Closing (and none shall merge into any closing document), regardless of any investigation or lack of investigation by Sellers.

               (a)  ORGANIZATION; POWER.  Partnership is a
     general partnership, validly existing and in good standing under the laws of the jurisdiction of its organization. Partnership has all requisite power and authority to carry out the transactions contemplated by this Agreement. The managing general partner of Partnership is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to cause Partnership to carry out the transactions contemplated by this Agreement.

               (b) AUTHORIZATION; NO BREACH. The execution, delivery and performance of this Agreement, each of the other Transaction Documents and all other agreements contemplated hereby and thereby to which Partnership is a party, have been duly authorized by Partnership. This Agreement, each of the other Transaction Documents, and all other agreements contemplated hereby and thereby to which Partnership is a party each constitutes a valid and binding obligation of Partnership, enforceable against Partnership in accordance with its terms, except to the extent that enforcement thereof is affected by laws pertaining to bankruptcy, reorganization, insolvency, creditors rights and similar laws of general application relating to and affecting enforcement by creditors and by the availability of injunctive relief or specific performance and other equitable remedies. The execution and delivery by Partnership of this Agreement, each of the other Transaction Documents and all other agreements contemplated hereby and thereby to which Partnership is a party, the purchase of the Preferred Stock under this Agreement and the fulfillment of and compliance with the respective terms hereof and thereof by Partnership, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) give any third party the right to accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, Partnership's partnership agreement, or any material law, statute, rule or regulation (other than federal and state securities laws, rules and regulations) to which Partnership is subject, or any material agreement, instrument, order, judgment or decree to which Partnership is subject (other than this Agreement).

               (c) PARTNERSHIP'S INVESTMENT REPRESENTATIONS. Partnership hereby represents that it is acquiring the Preferred Stock under this Agreement for its own account with the present intention of holding such securities for purposes of investment, and that it has no present intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained in this Agreement (and other than as restricted by the Investment Agreement) shall prevent Partnership and subsequent holders of such securities from transferring such securities in compliance with federal securities laws and any applicable state securities laws. Notwithstanding the foregoing, Partnership may issue and sell partnership interests to any Person without the consent of, or notice being given to, Sellers; provided, however, that all such actions shall comply with all applicable federal and state securities laws, including, without limitation, Issuer's exemption from registration in connection with the issuance of the Preferred Stock to Partnership under this Agreement.

               (d)  FINANCIAL RESOURCES AND ABILITY.  As of
     the Closing, Partnership shall have adequate financial resources and the financial ability to satisfy its obligations with respect to the transactions contemplated by this Agreement.

     Section 4.2. ESSANESS'S REPRESENTATIONS AND WARRANTIES. Essaness makes the representations and warranties to Sellers set forth in this Section 4.2. All such representations and warranties and all representations and warranties which are set forth elsewhere in this Agreement and in any exhibit or document delivered by Essaness to Sellers pursuant to this Agreement or in connection herewith shall survive the Closing (and none shall merge into any closing document), regardless of any investigation or lack of investigation by Sellers.

          (a)  ORGANIZATION; POWER.  Essaness is a
     corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and all of its outstanding capital stock is held by no more than nine (9) stockholders. Essaness has all requisite corporate power and authority to carry out the transactions contemplated by this Agreement.

          (b) AUTHORIZATION; NO BREACH. The execution, delivery and performance of this Agreement, each of the other Transaction Documents and all other agreements contemplated hereby and thereby to which Essaness is a party, have been duly authorized by Essaness. This Agreement, each of the other Transaction Documents, and all other agreements contemplated hereby and thereby to which Essaness is a party each constitutes a valid and binding obligation of Essaness, enforceable against Essaness in accordance with its terms, except to the extent that enforcement thereof is affected by laws pertaining to bankruptcy, reorganization, insolvency, creditors rights and similar laws of general application relating to and affecting enforcement by creditors and by the availability of injunctive relief or specific performance and other equitable remedies. The execution and delivery by Essaness of this Agreement, each of the other Transaction Documents and all other agreements contemplated hereby and thereby to which Essaness is a party, the purchase of the Preferred Stock under this Agreement and the fulfillment of and compliance with the respective terms hereof and thereof by Essaness, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) give any third party the right to accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, Essaness's Articles of Incorporation, by-laws or other organizational documents, or any material law, statute, rule or regulation (other than federal and state securities laws, rules and regulations) to which Essaness is subject, or any material agreement, instrument, order, judgment or decree to which Essaness is subject (other than this Agreement).

               (c)  ESSANESS'S INVESTMENT REPRESENTATIONS.
     Essaness hereby represents that it is acquiring the Preferred Stock under this Agreement for its own account with the present intention of holding such securities for purposes of investment, and that it has no present intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained in this Agreement (and other than as restricted by the Investment Agreement) shall prevent Essaness and subsequent holders of such securities from transferring such securities in compliance with federal securities laws and any applicable state securities laws. Notwithstanding the foregoing, Essaness may issue and sell capital stock to any Person without the consent of, or notice being given to, Sellers; provided, however, that all such actions shall comply with all applicable federal and state securities laws, including, without limitation, Issuer's exemption from registration in connection with the issuance of the Preferred Stock to Essaness under this Agreement.

               (d)  FINANCIAL RESOURCES AND ABILITY.  As of
     the Closing, Essaness shall have adequate financial resources and the financial ability to satisfy its obligations with respect to the transactions contemplated by this Agreement.

                                    ARTICLE V
                               SELLERS' COVENANTS

     Section 5.1. FINANCIAL STATEMENTS AND OTHER INFORMATION. So long as Purchaser owns any Preferred Stock, Sellers shall deliver to Purchaser:

          (a) as soon as available but in any event within 45 days after the end of each monthly accounting period (whether consisting of four (4) or five
(5) weeks) in each fiscal year, (i) unaudited consolidating and consolidated statements of income and cash flows of Sellers for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and consolidating and consolidated balance sheets of Sellers as of the end of such monthly period, setting forth in each case comparisons to the annual budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with GAAP, consistently applied, and (ii) a written report containing a discussion and analysis by Sellers' management of the financial statements referred to in
Section 5.1(a)(i), including, without limitation, a discussion and analysis of the material events and developments, if any, that occurred during the relevant monthly accounting period.

          (b) as soon as available but in any event within 90 days after the end of each fiscal year, consolidating and consolidated statements of income and cash flows of Sellers for such fiscal year, and consolidating and consolidated balance sheets of Sellers as of the end of such fiscal year, setting forth in each case comparisons to the annual budget and to the preceding fiscal year, all prepared in accordance with GAAP, consistently applied, and accompanied by (i) with respect to the consolidated portions of such statements, an opinion of Sellers' independent certified public accounting firm approved annually by Issuer's board of directors, and
(ii) a copy of such firm's annual management letter to Issuer's board of directors;

          (c) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of Sellers' operations or financial affairs given to Sellers by their independent accountants (and not otherwise contained in other materials provided under this Agreement);

          (d) at least 90 days (but not more than 150 days) prior to the beginning of each fiscal year, consolidated annual business and financial plans for Sellers and annual budgets and financial projections for the immediately following fiscal year, prepared on a monthly period basis (displaying anticipated statements of income and cash flows, including capital expenditures and balance sheets) (each an "Annual Plan") which shall be approved by Issuer's board of directors, and promptly upon preparation thereof any other significant budgets prepared by Sellers and any revisions of such annual or other budgets, and within 30 days after any monthly period in which there is a material adverse deviation from the annual budget, an Officer's Certificate explaining the deviation and what actions Sellers have taken and propose to take with respect thereto;


          (e) promptly (but in any event within five (5) business days) after the discovery or receipt of notice of any default under any material agreement to which any of Sellers is a party or any other material adverse event or circumstance affecting Sellers (including the filing of any litigation against Sellers or the existence of any dispute with any Person which involves a reasonable likelihood of such litigation being commenced), an Officer's Certificate specifying the nature and period of existence thereof and what actions Sellers have taken and propose to take with respect thereto;

          (f) within ten (10) days after transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications which Issuer sends to its stockholders and copies of all registration statements and all regular, special or periodic reports which it files, or any of its officers or directors file with respect to Sellers, with the Securities and Exchange Commission or with any national securities exchange or automated dealer quotation system on which any of its securities are then listed, and copies of all press releases and other statements made available generally by Sellers to the public concerning developments in Sellers' businesses;

          (g) promptly upon receipt thereof, copies of all material notices, citations and other communications concerning Sellers from any licensing, permitting or accrediting authority whether governmental or private;

          (h) concurrently with the transmission of the same to any of Sellers' lenders, copies of all reports, statements, calculations, certificates or other information delivered or required by the terms of any of Sellers' Debt Instruments or otherwise to be delivered to any of such lenders, including, without limitation, any of the foregoing (i) identifying financial covenants and/or conditions contained in Sellers' Debt Instruments, (ii) illustrating calculations showing compliance or lack thereof with such financial covenants and/or conditions and/or the methods employed in performing such calculations, (iii) certifying that Sellers are in compliance with such financial covenants and/or conditions, or if Sellers are not in compliance therewith, describing Sellers' plans for obtaining compliance and/or projected dates when compliance will be obtained, and/or (iv) containing similar information or materials; and

          (i) with reasonable promptness, such other information and financial data concerning Sellers as Purchaser may reasonably request.

     Each of the financial statements referred to in Sections 5.1(a) and 5.1(b) shall present fairly the financial condition, results of operations and cash flows as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end audit adjustments (none of which, individually or in the aggregate, would be materially adverse to the financial condition, operating results, assets, operations or business prospects of any of Sellers) and such other reports referred to in Sections 5.1(a) through 5.1(c), inclusive, shall be true and correct in all material respects as of the dates stated therein.

     Section 5.2. INSPECTION OF PROPERTY. Sellers shall permit any representatives designated by Purchaser (so long as Purchaser owns any Preferred Stock), upon reasonable notice and during normal business hours and such other times as Purchaser may reasonably request, to (a) visit and inspect any of the properties of Sellers, (b) examine the corporate and financial records of Sellers and make copies thereof or extracts therefrom and (c) discuss the affairs, finances and accounts of Sellers with their respective directors, officers, key employees and independent accountants. The presentation of an executed copy of this Agreement by Purchaser to Sellers' independent accountants shall constitute Sellers' permission to its independent accountants to participate in discussions with Purchaser.

     Purchaser also shall have the right to discuss any matters relating to Sellers with any third party (including, without limitation, any licensing, permitting or accrediting authority, whether governmental or private) and, by execution of this Agreement, Sellers expressly consent to any such discussions.


     Section 5.3. RESTRICTIONS. So long as Purchaser owns any Preferred Stock, none of Sellers shall, without the prior written consent of Purchaser:

          (a) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any shares of capital stock of Sellers other than any such shares held by Purchaser and in accordance with Issuer's Certificate of Incorporation and the other Transaction Documents; provided, however, that this restriction shall not apply to the repurchase of shares of Issuer Common Stock from employees, officers, directors, consultants or other persons performing services for Sellers, other than Tuchman or any member of his immediate family, pursuant to the Issuer Stock Option Plan;

          (b) for a period of five (5) years from the date of this Agreement, (i) sell, lease, transfer, assign or otherwise dispose of more than 25% of the consolidated assets of Sellers

(computed on the basis of the lesser of book value, determined in accordance with GAAP consistently applied, or fair market value, determined by Issuer's board of directors in its reasonable good faith judgment) in any transaction or series of related transactions, or (ii) liquidate, dissolve, consolidate or effect a recapitalization, reclassification or reorganization in any form of transaction (including, without limitation, any reorganization into partnership form) resulting in a Change of Control;

          (c) permit either of the Operating Companies to issue or sell, or obligate itself to issue or sell, except to Issuer, any capital stock of the Operating Companies;

          (d) increase or decrease the total number of authorized shares of any class or series of capital stock of Issuer;

          (e) amend or repeal any provision of, or add any provision to, Issuer's Certificate of Incorporation or Issuer's By-laws, or take any other action, if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, Preferred Stock, or increase or decrease the number of authorized or (other than by redemption or conversion) outstanding shares of Preferred Stock;

          (f) authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or on a parity with Preferred Stock as to voting, dividend or redemption rights or liquidation preferences, other than
(i) Issuer Common Stock having voting rights not greater than the voting rights of the Preferred Stock or (ii) other equity securities which are convertible into or exchangeable for Issuer Common Stock having voting rights not greater than the voting rights of the Preferred Stock;

          (g) reclassify any class or series of any capital stock of Issuer into shares having any preference as to liquidation or voting, dividend or redemption rights superior or equal to any such preference or priority of Preferred Stock, other than Issuer Common Stock having voting rights not greater than the voting rights of the Preferred Stock;

          (h) except as expressly contemplated by the Transaction Documents, issue or enter into any agreement providing for the issuance (contingent or otherwise) of, any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for equity securities, issued in connection with the issuance of equity securities or containing profit participation features);

          (i) make any loans or advances to or guaranties for the benefit of, any Person (other than a Subsidiary), except for reasonable advances to employees in the ordinary course of business not in excess of $100,000 individually or in the aggregate, which consent shall not be unreasonably withheld or delayed;

          (j) for a period of five (5) years from the date of this Agreement, merge, consolidate or combine with any Person or acquire any interest in any business (whether by a purchase of assets, purchase of stock, merger or otherwise), or enter into any joint venture, except in compliance with Section B.3(c) of Article Four of Issuer's Certificate of Incorporation;

          (k) sell, lease, transfer or otherwise dispose of any of its material Proprietary Rights;

          (l) engage in the active management or operation of any business other than the provision of teleservicing services and businesses reasonably related thereto or set forth in the Business Plan or any Annual Plan and approved by Issuer's board of directors;

          (m) except as contemplated in the Transaction Documents, become subject to any agreement or instrument which by its terms would (under any circumstances) restrict Sellers' rights or ability to perform and comply with the provisions of the Transaction Documents;

          (n) make any amendment or modification to, or terminate or waive any rights, claims or conditions under, any of the Transaction Documents;

          (o) enter into any transaction with any of its officers, directors, employees or Affiliates, except for normal employment arrangements and benefit programs on reasonable terms and except as otherwise expressly contemplated by this Agreement;

          (p)  change its fiscal year;

          (q) increase or decrease the authorized size of its board of directors above or below seven (7) members, remove any of the directors elected by Purchaser or pay remuneration to any member of its board of directors who is also an employee or officer of Issuer for services in his or her capacity as a director;

          (r) use the proceeds from the sale of Preferred Stock other than as provided by Section 5.5 hereof;

          (s)  borrow against, pledge or assign the Insurance Policies; or

          (t) do any act or thing in deviation from the Business Plan or any Annual Plan, except as approved by Issuer's board of directors.


     Section 5.4. AFFIRMATIVE COVENANTS. So long as Purchaser holds any shares of Preferred Stock, each of Sellers, as appropriate, shall:

          (a) at all times reserve and keep available out of authorized but unissued shares of Issuer Common Stock the full number of shares of Issuer Common Stock deliverable (i) under the Issuer Stock Option Plan and (ii) upon conversion of all of the then outstanding Preferred Stock;

          (b) at all times cause to be done all things necessary to maintain, preserve, obtain and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of their respective businesses;

          (c) maintain and keep their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and from time to time make all necessary or desirable repairs, renewals and replacements, so that their respective businesses may be conducted properly at all times;

          (d) pay and discharge when payable all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all claims for labor, materials or supplies which if unpaid would by law become a lien upon any of their respective properties, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on its books with respect thereto;

          (e) comply with all other obligations which any of Sellers incur pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on Sellers' books with respect thereto;

          (f) comply, in all material respects, with all applicable laws, rules and regulations of all governmental authorities the violation of which would reasonably be expected to have an adverse effect upon the financial condition, operating results, assets, operations or business prospects of Sellers;

          (g) apply for and continue in force with good and responsible insurance companies adequate insurance covering risks of such types and in such amounts as are commercially reasonable and customary for well-insured corporations of similar size engaged in similar lines of business;

          (h) maintain proper books of record and account which fairly present the financial condition and results of operations of Sellers and make provisions on their respective financial statements for all such proper reserves as in each case are required in accordance with GAAP, consistently applied;

          (i) at or prior to the Closing, obtain the Insurance Policies and, at all times thereafter, maintain the Insurance Policies, in both cases at Issuer's sole expense; (ii) immediately upon receipt thereof, reserve for payment to Purchaser, in accordance with Sections 2.3(c) and 2.3(d) of the Investment Agreement, Six Million Dollars ($6,000,000) of the aggregate proceeds of the Life Insurance Policy; and (iii) immediately upon receipt thereof, reserve for payment to Purchaser, in accordance with Sections 2.3(c) and 2.3(d) of the Investment Agreement, proceeds attributable to approximately, but no more than, $30,000 of the annual premium for the Disability Insurance Policy; provided however, that (1) in no event shall Issuer be required to pay premiums for the Life Insurance Policy in excess of 200% of the annual premiums for such policy as of the Closing Date, (2) in no event shall Issuer be required to pay premiums in excess of $30,000 per year for the Disability Insurance Policy and (3) nothing herein shall prevent Issuer from obtaining additional disability insurance on Tuchman in order to pay to Tuchman wage continuation as required by Tuchman's employment agreement or additional key-man life insurance on Tuchman.

          (j) operate in accordance with the Business Plan or any Annual Plan then in effect, unless otherwise specifically authorized by the Board of Directors prior thereto.


     Section 5.5. USE OF PROCEEDS. Issuer shall use the proceeds from the sale of Preferred Stock under this Agreement for, and only for, the following purposes:

          (a) to fund the refurbishment of the Operating Companies' Sherman Oaks, California operating facility in accordance with the Business Plan;

          (b) to fund the opening and operation of a new operating facility in Burbank, California and additional new operating facilities in such other sites as may be determined by Issuer's board of directors from time to time in accordance with the Business Plan;

          (c) to fund the expansion of the Operating Companies' Denver, Colorado operating facility in accordance with the Business Plan;

          (d) to fund the repayment of a loan from Tuchman to the Operating Companies in the amount of $1,100,000;

          (e) to pay fees and expenses, including reasonable attorneys' fees, incurred by Issuer in connection with the sale and issue of Preferred Stock under this Agreement; and

          (f) for other bona fide corporate purposes as determined by Issuer's board of directors from time to time in accordance with the Business Plan or any Annual Plan.

     Section 5.6. COMPLIANCE WITH AGREEMENTS. Issuer shall perform and observe (a) all of its obligations set forth in Issuer's Certificate of Incorporation and Issuer's By-laws, and (b) all of its obligations pursuant to this Agreement and the other Transaction Documents.

     Section 5.7. CURRENT PUBLIC INFORMATION. At all times after Issuer has filed or is required to file a registration statement with the Securities and Exchange Commission pursuant to the requirements of either the Securities Act or the Securities Exchange Act, Issuer shall file all reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder. Issuer shall take such further action as Purchaser may reasonably request with respect thereto, including, without limitation, all action to the extent required to enable Purchaser to sell any and all shares of Issuer Common Stock pursuant to Rule 144 adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission.

     Section 5.8. PROPRIETARY RIGHTS. Sellers shall possess and maintain all Proprietary Rights necessary to the conduct of their respective businesses and own all right, title and interest in and to, or have a valid license for, all Proprietary Rights used by Sellers in the conduct of their respective businesses. None of Sellers shall take any action, or fail to take any action, which would result in the invalidity, abuse, misuse or unenforceability of such Proprietary Rights or which would infringe upon any rights of other Persons.

     Section 5.9. PUBLIC DISCLOSURES. None of Sellers shall disclose Purchaser's name or identity as an investor in Sellers in any press release or other public announcement or in any document or material filed with any governmental entity, without the prior written consent of Purchaser, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure Issuer shall give written notice to Purchaser describing in reasonable detail the proposed content of such disclosure and shall permit Purchaser to review and comment upon the form and substance of such disclosure. Neither Issuer nor Purchaser shall issue or publish any public announcement, press release or other public disclosure regarding this Agreement, the transactions contemplated under this Agreement, or Purchaser and its Affiliates without the prior approval of the other party.

                                  ARTICLE VI
                                INDEMNIFICATION

     Section 6.1. GENERAL. From and after the Closing, the parties shall indemnify each other as provided in this Article VI. No specifically enumerated indemnification obligation with respect to a particular subject matter as set forth below shall limit or affect the applicability of a more general indemnification obligation as set forth below with respect to the same subject matter.

     Section 6.2. SELLERS' INDEMNIFICATION OBLIGATIONS. Each of Sellers shall jointly and severally (but without duplication) save and keep Purchaser and its successors and permitted assigns (each a "Purchaser Indemnitee" and collectively the "Purchaser Indemnitees") forever harmless against and from all Damages sustained or incurred by any Purchaser Indemnitee, as a result of or arising out of or by virtue of:

          (a) any inaccuracy in or breach of any representation and warranty made by Sellers to Purchaser herein or in any of the other Transaction Documents or any other closing document delivered to Purchaser in connection herewith; or

          (b) the breach by Sellers, or failure of Sellers to comply with, any of the covenants or obligations under this Agreement to be performed by Sellers (including, without limitation, their obligations under this Article
VI).

     Section 6.3.  PURCHASER'S INDEMNIFICATION COVENANTS.

          (a) Partnership shall indemnify, save and keep each of Sellers and their successors and permitted assigns (each a "Sellers Indemnitee" and collectively the "Sellers Indemnitees"), forever harmless against and from all Damages sustained or incurred by any Sellers Indemnitee, as a result of or arising out of or by virtue of:

                    (i)  any inaccuracy in or breach of any
     representation and warranty made by Partnership to Sellers herein or in any of the other Transaction
     Documents or any other closing document delivered to Sellers in connection herewith; or

            (ii) any breach by Partnership of, or failure by Partnership to comply with, any of the covenants or obligations under this Agreement to be performed by Partnership (including without limitation its obligations under this Article VI).

          (b) Essaness shall indemnify, save and keep each of the Sellers Indemnitees, forever harmless against and from all Damages sustained or incurred by any Sellers Indemnitee, as a result of or arising out of or by virtue of:

                    (i)  any inaccuracy in or breach of any
     representation and warranty made by Essaness to Sellers herein or in any of the other Transaction Documents or any other closing document delivered to Sellers in connection herewith; or

                    (ii) any breach by Essaness of, or failure by Essaness to comply with, any of the covenants or obligations under this Agreement to be performed by Essaness (including without limitation its obligations under this Article VI).

     Section 6.4.  TERMS OF INDEMNIFICATION

          (a) The indemnification obligations of each Seller individually, and of Sellers in the aggregate, under this Article VI shall not exceed in the aggregate an amount equal to (i) the product of (i) Twelve Million Dollars ($12,000,000) multiplied by (ii) the product of (x) 1.005833 multiplied by (y) the exponent n, where n is equal to the number of months commencing with the month in which the Closing Date occurred through the month in which the applicable claim for Damages paid under Section 6.3 hereof (both months inclusive).

          (b) The aggregate indemnification obligations of Purchaser under this Article VI shall not exceed One Million Dollars ($1,000,000).

          (c) Neither Purchaser (taken together as one party) nor Sellers (taken together as one party) shall be entitled to recover rights to indemnification hereunder until the aggregate of such Damages suffered by Purchaser (taken together as one party) or Sellers (taken together as one party), as the case may be, in respect of all such claims exceeds $50,000 in the aggregate (such amount being referred to as the "Basket"). At such time(s) as Purchaser or Sellers, as the case may be, incurs cumulative Damages in excess of the Basket ("Excess Basket Costs"), then Purchaser or Sellers, as the indemnifying party, shall pay to the other party(ies), as the indemnified party, such Excess Basket Costs. Purchaser (taken together as one party) and Sellers (taken together as one party) shall have a separate Basket which shall not be affected by claims for Damages by the other party(ies).

     Section 6.5.  NOTICE OF CLAIM; RESOLUTION OF DISPUTES.

          (a) The parties shall give prompt notice to each other of the assertion of any claim in respect of which indemnity may be sought under this
Article VI, specifying, to the extent known, the facts pertaining thereto and the amount or an estimate of the amount of the liability arising therefrom, but no failure to give such notice shall relieve any party of any liability under this Article VI (except to the extent a party has suffered actual prejudice thereby).

          (b) If the recipient of a notice of a claim for indemnification under Article VI desires to dispute such claim, it shall, within 30 days after notice of the claim of loss against it or a notice of dispute is given, give a counter notice, setting forth the basis for disputing such claim, to Purchaser or Issuer (on behalf of all Sellers), as the case may be. If no such counter notice is given within such thirty-day period, or if Purchaser or Issuer (on behalf of all Sellers), as the case may be, acknowledges liability for indemnification, then such loss shall be promptly paid. If, within 45 days after the giving of counter notice by Purchaser or Issuer (on behalf of all Sellers), as the case may be, the parties shall not have reached agreement as to the claim or dispute in question, then any party may pursue all available rights and remedies under applicable law, subject to Sections 9.12 and 9.13 hereof.

                                  ARTICLE VII
                                  TERMINATION

     Section 7.1. GENERAL. The parties shall have the rights and remedies with respect to the termination and/or enforcement of this Agreement which are set forth in this Article VII.

     Section 7.2. RIGHT TO TERMINATE. Anything to the contrary herein notwithstanding, this Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 9.1:

          (a)  by the mutual written consent of Partnership and Issuer; or

          (b) by either Partnership or Issuer if the Closing shall not have occurred at or before 11:59 p.m. on January 30, 1995; provided, however, that the right to terminate this Agreement under this Section 7.2(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date.

     Section 7.3. REMEDIES. No party shall be limited to the termination right granted in Section 7.2 by reason of the nonfulfillment of any condition to such party's closing obligations but may, in the alternative, elect to do one of the following:

          (a) proceed to close despite the nonfulfillment of any closing condition, it being understood that consummation of the transactions contemplated herein shall be deemed a waiver of a breach of any representation, warranty or covenant and of any party's rights and remedies with respect thereto in the event that (i) such party had actual knowledge of the nonfulfillment of such condition, or such breach of a representation, warranty or covenant, and (ii) such party proceeds to close the transactions contemplated herein; or

          (b)  decline to close, terminate this Agreement as provided in
Section 7.2, and thereafter seek damages to the extent permitted in Section
7.4.

     Section 7.4. RIGHT TO DAMAGES. If this Agreement is terminated pursuant to Section 7.2, neither party hereto shall have any claim against the other, except as follows:

          (a) If the circumstances giving rise to such termination were caused either by (i) Sellers' failure to satisfy any of the conditions set forth in Section 2.1, except where such failure was outside of Sellers' and Tuchman's control or (ii) any of the representations and warranties contained in Article III being incorrect when made, then the event of termination shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of Purchaser, and Purchaser shall be entitled to recover, without limitation, its costs and expenses which are incurred in pursuing its rights and remedies (including reasonable attorneys' fees).

          (b) If the circumstances giving rise to such termination were caused either by (i) Purchaser's failure to satisfy any of the conditions set forth in Section 2.2, except where such failure was outside of Purchaser's control or (ii) any of the representations and warranties contained in
Article IV being incorrect when made, then the event of termination shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of Sellers, and Sellers shall be entitled to recover, without limitation, its costs and expenses which are incurred in pursuing its rights and remedies (including reasonable attorneys' fees).

                                  ARTICLE VIII
                                   DEFINITIONS

     For the purposes of this Agreement, the following terms have the meanings set forth below:

     "AFFILIATE" of any particular Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and any member of the immediate family of such Affiliate. In the case of Sellers, "Affiliate" shall include, without limitation, Tuchman.

     "CHANGE OF CONTROL" shall mean (a) any sale or transfer or any series of sales or transfers of Issuer Common Stock, Preferred Stock or other equity securities of Issuer which result in any Person or group of Affiliated Persons (other than Tuchman, Purchaser and/or their respective Permitted Transferees under the Investment Agreement, if any) having a majority voting interest in Issuer or owning more than 50% of the aggregate Issuer Common Stock, Preferred Stock, Issuer Common Stock issuable upon conversion of Preferred Stock and other capital stock of Issuer outstanding at the time of such sales or transfers or series of sales or transfers, (b) a sale or transfer of all or substantially all of the operating assets of any of Sellers to any Person other than a wholly-owned subsidiary of Sellers, or (c) a merger or consolidation involving Issuer and resulting in a 25% or greater reduction in the aggregate percentage equity interest of Tuchman and his Permitted Transferees (as defined in the Investment Agreement), if any, in Issuer or the surviving entity, as the case may be, immediately after the consummation of such transaction, as compared to the aggregate percentage equity interest of Tuchman and his Permitted Transferees, if any, in Issuer immediately prior to the consummation of such transaction.

     "CLAIMS" shall mean all options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, claims, transfer restrictions, liens, security interests and other encumbrances of every kind and nature whatsoever, whether arising by agreement (other than this Agreement) or operation of law (other than applicable federal and state securities laws).

     "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     "DAMAGES" shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation the following: reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation of any of the foregoing matters.

     "FULLY DILUTED ISSUER COMMON STOCK" shall mean the total number of shares of Issuer Common Stock outstanding after taking into account the following: (a) all shares of Issuer Common Stock outstanding; (b) all shares of Issuer Common Stock issuable upon conversion of the Preferred Stock; (c) all shares of Issuer Common Stock reserved for issuance pursuant to the Issuer Stock Option Plan; and (d) any Stock Adjustments; provided, however, that, Fully Diluted Issuer Common Stock shall not include any shares of Issuer Common Stock or other capital stock of Issuer convertible into, exchangeable with or immediately exercisable for Issuer Common Stock where
(i) such shares or other securities are issued in connection with any acquisition by, or business combination involving, Issuer, which transaction is determined by Issuer's board of directors to be on terms which are fair and equitable to Issuer and its stockholders and approved in good faith by Issuer's board of directors, or (ii) Purchaser shall not have exercised its rights of first refusal with respect to all or part of the issuance of such shares pursuant to Section 3.4(a) of the Investment Agreement.

     "GAAP" shall mean generally accepted accounting principles in effect on the appropriate date thereof.

     "INDEBTEDNESS" as applied to any Person shall mean, at a particular time, without duplication, (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business) or any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (b) indebtedness guaranteed in any manner by such Person, including guaranties in the form of an agreement to repurchase or reimburse,
(c) obligations under capitalized leases in respect of which obligations such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss and (d) any unsatisfied obligation of such Person for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA.

     "INSURANCE POLICIES" shall mean collectively:

               (a) A key-man life insurance policy (issued by USAA Life Insurance Company or such other insurance company as Purchaser may approve, with the policy number and initial annual premium set forth in EXHIBIT J to be attached hereto at Closing or promptly after the policy is issued) on the life of Tuchman in the aggregate face amount of Twelve Million Dollars ($12,000,000) obtained and maintained by Issuer at Issuer's sole expense the sole designated beneficiary of which is Issuer ("Life Insurance Policy"); and

               (b)  A key-man disability insurance policy
     (issued by Lloyd's of London or such other insurance company as Purchaser may approve, with the policy number and initial annual premium set forth in EXHIBIT K to be attached hereto at Closing or promptly after the policy is issued) on Tuchman with an annual premium of approximately, but no more than, $30,000 obtained and maintained by Issuer at Issuer's sole expense the sole designated beneficiary of which is Issuer ("Disability Insurance Policy").

     "INVESTMENT" as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

     "MEMBERS OF IMMEDIATE FAMILY" as applied to any Person shall mean and include only such Person's spouse, children, grandchildren and parents, "children" shall include any adopted child of such Person and "grandchildren" shall include any child adopted by a child of Person.

     "OFFICER'S CERTIFICATE" means a certificate signed by the chief executive or chief financial officer of the applicable entity, stating that
(i) the officer signing such certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to the best of such officer's knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

     "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     "PROPRIETARY RIGHTS" means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data and documentation, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer, supplier and service provider lists and information), (vii) other intellectual property rights, and (viii) copies and tangible embodiments thereof (in whatever form or medium).

     "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal law then in force.

     "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

     "STOCK ADJUSTMENTS" shall mean adjustments needed to account and adjust for stock splits, stock dividends, recapitalizations, recombinations and similar events.

     "SUBSIDIARY" means any corporation of which the securities having a majority of the ordinary voting power in electing the board of directors are, at the time as of which any determination is being made, owned by TTS, TTC or Issuer either directly or through one or more Subsidiaries.

     "TCI CLAIM" shall mean all claims held by the Operating Companies against TeleCommunications, Inc.

     "TRANSACTION DOCUMENTS" means this Agreement (including the Exhibits and Schedules attached hereto) and all other agreements and documents executed and delivered in connection with the Closing, including, without limitation, the Investment Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

     Section 9.1. NOTICES. All notices required or permitted to be given under this Agreement shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand, by facsimile, or by nationally recognized private carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

          IF TO ANY OF SELLERS:

          c/o Mr. Kenneth Tuchman
          1700 Lincoln Street, Suite 1400
          Denver, Colorado 80203
          Fax: (303) 894-4203

          with copies to:

          Neal Gerber & Eisenberg
          Two N. LaSalle Street, Suite 2200
          Chicago, Illinois 60602
          Attention: Charles E. Gerber, Esq.
          Fax:  (312) 269-1747

          and:

          Ahn and Lee
          Equitable Plaza, Suite 2000
          3435 Wilshire Boulevard
          Los Angeles, California 90010-2006
          Attention: Albert Lee, Esq.
          Fax: (213) 383-0097

          IF TO PURCHASER:

          TO PARTNERSHIP:

          c/o Equity Group Investments, Inc.
          Two North Riverside Plaza
          Chicago, Illinois 60606
          Attention:  Mr. Richard Weingarten
          Fax: (312) 902-1573 and
               (404) 843-5477

          with copies to:

          Rosenberg & Liebentritt, P.C.
          Two North Riverside Plaza
          Suite 1600
          Chicago, Illinois 60606
          Attention:  Donald J. Liebentritt, Esq.
          Fax:  (312) 454-0335

          and:

          Seyfarth, Shaw, Fairweather & Geraldson
          55 East Monroe Street
          Suite 4200
          Chicago, Illinois  60603
          Attention:  David S. Stone, Esq.
          Fax: (312) 269-8869

          AND TO ESSANESS:

          Essaness Theatres Corporation
          22842 S. Harlem Avenue
          Frankfort, Illinois 60423
          Attention:  Susie Silverman, President
          Fax:  (708) 720-9456

          with copies to:

          Alan Silverman
          38045 Via Fortuna
          Palm Springs, California 92264
          Fax: (619) 320-5901

          and:

          Sachnoff & Weaver Ltd.
          30 S. Wacker Drive, Suite 2900
          Chicago, Illinois 60606
          Attention:  Jules G. Cogan
          Fax:  (312) 207-6400

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 9.1.

     Section 9.2. EXPENSES. Except as otherwise provided in this Agreement, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, attorneys', accountants' and other professional fees and expenses.

     Section 9.3. ENTIRE AGREEMENT. This Agreement, the other Transaction Documents and the instruments to be delivered by the parties pursuant to the provisions hereof or thereof constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each exhibit and schedule shall be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.

     Section 9.4. NON-WAIVER. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

     Section 9.5. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

     Section 9.6. SEVERABILITY. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

     Section 9.7. APPLICABLE LAW. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Illinois applicable to contracts made in that State.

     Section 9.8. BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     Section 9.9. ASSIGNABILITY. This Agreement shall not be assignable by either party without the prior written consent of the other party.

     Section 9.10. AMENDMENTS. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

     Section 9.11. HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     Section 9.12. JURISDICTION AND SERVICE OF PROCESS. EACH OF SELLERS AND PURCHASER HEREBY CONSENT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS MAY BE LITIGATED IN SUCH COURTS. EACH OF SELLERS AND PURCHASER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR

THE OTHER TRANSACTION DOCUMENTS. EACH OF SELLERS AND PURCHASER DESIGNATES AND APPOINTS CT CORPORATION SYSTEM AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY SUCH PARTY WHICH IRREVOCABLY AGREE IN WRITING TO SO SERVE AS SUCH PARTY'S AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY EACH OF SELLERS AND PURCHASER TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN SECTION 9.1 EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, SUCH PARTY HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF ANY PARTY TO BRING PROCEEDINGS AGAINST ANY OTHER PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

     Section 9.13. TRIAL. EACH OF SELLERS AND PURCHASER HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF. EACH OF SELLERS AND PURCHASER ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF SELLERS AND PURCHASER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF SELLERS AND PURCHASER FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     IN WITNESS WHEREOF, the parties hereto have executed, or have caused their duly authorized representatives to execute, this Agreement as of the date first written above.

                         TELETECH TELESERVICES, INC., a Colorado
                         corporation

                         By:  /s/ Kenneth Tuchman
                              -------------------------------------
                         Its: President


                         TELETECH TELECOMMUNICATIONS INC., a
                         California corporation


                         By:  /s/ Kenneth Tuchman
                              -------------------------------------
                         Its: President


                         TELETECH HOLDINGS, INC., a Delaware
                         corporation


                         By:  /s/ Kenneth Tuchman
                              -------------------------------------
                         Its: President


                         TELETECH INVESTORS GENERAL PARTNERSHIP, an
                         Illinois general partnership

                         By:  ZELL GENERAL PARTNERSHIP, INC., an
                              Illinois corporation

                         Its Managing General Partner


                              By:  Sheli Z. Rosenberg
                                   ----------------------------------
                              Its: Vice President

                         ESSANESS THEATRES CORPORATION, a
                         Delaware corporation



                         By:  Alan Silverman
                              --------------------------------------
                         Its: Vice President

                        TABLE OF CONTENTS

                                                         Page (s)

ARTICLE I - ISSUE AND SALE OF STOCK . . . . . . . . . . . . . .. 1
    Section 1.1.  Sale and Issuance of Preferred Stock . . . . . 1
    Section 1.2.  Purchase Price . . . . . . . . . . . . . . . . 2
    Section 1.3.  Manner of Payment of Purchase Price. . . . . . 2
    Section 1.4.  Delivery of Preferred Stock. . . . . . . . . . 2
    Section 1.5.  Time and Place of Closing. . . . . . . . . . . 2

ARTICLE II - CONDITIONS TO CLOSING. . . . . . . . . . . . . . .. 2
    Section 2.1.  Conditions to Sellers' Obligation. . . . . . . 2
    Section 2.2.  Conditions to Purchaser's Obligation . . . . . 3

ARTICLE III - SELLERS' REPRESENTATIONS AND WARRANTIES . . . . .. 7
    Section 3.1.  Organization; Corporate Power. . . . . . . . . 7
    Section 3.2.  Capital Stock and Related Matters. . . . . . . 7
    Section 3.3.  Authorization; No Breach . . . . . . . . . . . 9
    Section 3.4.  Financial Statements . . . . . . . . . . . . . 9
    Section 3.5.  Absence of Undisclosed Liabilities . . . . . .10
    Section 3.6.  Illegal Payments . . . . . . . . . . . . . . .10
    Section 3.7.  No Material Adverse Change/Absence of Certain
                   Developments . . . . . . . . . . . . . . . . 11
    Section 3.8.  Assets . . . . . . . . . . . . . . . . . . . .12
    Section 3.9.  Contracts and Commitments. . . . . . . . . . .12
    Section 3.10. Proprietary Rights . . . . . . . . . . . . . .14
    Section 3.11. Tax Matters. . . . . . . . . . . . . . . . . .15
    Section 3.12. Litigation, etc. . . . . . . . . . . . . . . .16
    Section 3.13. Brokerage. . . . . . . . . . . . . . . . . . .16
    Section 3.14. Governmental Consent . . . . . . . . . . . . .16
    Section 3.15. Employees/Employment Laws. . . . . . . . . . .16
    Section 3.16. ERISA. . . . . . . . . . . . . . . . . . . . .18
    Section 3.17. Compliance with Laws: Permits: Certain
                   Operations . . . . . . . . . . . . . . . . . 19
    Section 3.18. Affiliated Transactions. . . . . . . . . . . .20
    Section 3.19. Customers and Suppliers. . . . . . . . . . . .20
    Section 3.20. Disclosure . . . . . . . . . . . . . . . . . .21

ARTICLE IV - PURCHASER'S REPRESENTATIONS AND WARRANTIES . . . . 21
    Section 4.1.  Partnership's Representations and Warranties .21
    Section 4.2.  Essaness's Representations and Warranties. . .22

ARTICLE V - SELLERS' COVENANTS. . . . . . . . . . . . . . . . . 23
    Section 5.1.  Financial Statements and Other Information . .23
    Section 5.2.  Inspection of Property . . . . . . . . . . . .25
    Section 5.3.  Restrictions . . . . . . . . . . . . . . . . .26
    Section 5.4.  Affirmative Covenants. . . . . . . . . . . . .28

    Section 5.5.  Use of Proceeds. . . . . . . . . . . . . . . .29
    Section 5.6.  Compliance with Agreements . . . . . . . . . .30
    Section 5.7.  Current Public Information . . . . . . . . . .30
    Section 5.8.  Proprietary Rights . . . . . . . . . . . . . .30
    Section 5.9.  Public Disclosures . . . . . . . . . . . . . .30

ARTICLE VI - INDEMNIFICATION. . . . . . . . . . . . . . . . . . 31
    Section 6.1.  General. . . . . . . . . . . . . . . . . . . .31
    Section 6.2.  Sellers' Indemnification Obligations . . . . .31
    Section 6.3.  Purchaser's Indemnification Covenants. . . . .31
    Section 6.4.  Terms of Indemnification . . . . . . . . . . .32
    Section 6.5.  Notice of Claim; Resolution of Disputes. . . .32

ARTICLE VII - TERMINATION . . . . . . . . . . . . . . . . . . . 33
    Section 7.1.  General. . . . . . . . . . . . . . . . . . . .33
    Section 7.2.  Right to Terminate . . . . . . . . . . . . . .33
    Section 7.3.  Remedies . . . . . . . . . . . . . . . . . . .33
    Section 7.4.  Right to Damages . . . . . . . . . . . . . . .34

ARTICLE VIII - DEFINITIONS. . . . . . . . . . . . . . . . . . . 34

ARTICLE IX - MISCELLANEOUS. . . . . . . . . . . . . . . . . . . 37
    Section 9.1.  Notices. . . . . . . . . . . . . . . . . . . .37
    Section 9.2.  Expenses . . . . . . . . . . . . . . . . . . .39
    Section 9.3.  Entire Agreement . . . . . . . . . . . . . . .39
    Section 9.4.  Non-Waiver . . . . . . . . . . . . . . . . . .40
    Section 9.5.  Counterparts . . . . . . . . . . . . . . . . .40
    Section 9.6.  Severability . . . . . . . . . . . . . . . . .40
    Section 9.7.  Applicable Law . . . . . . . . . . . . . . . .40
    Section 9.8.  Binding Effect; Benefit. . . . . . . . . . . .40
    Section 9.9.  Assignability. . . . . . . . . . . . . . . . .40
    Section 9.10.  Amendments. . . . . . . . . . . . . . . . . .40
    Section 9.11.  Headings. . . . . . . . . . . . . . . . . . .40
    Section 9.12.  JURISDICTION AND SERVICE OF PROCESS . . . . .40
    Section 9.13.  TRIAL . . . . . . . . . . . . . . . . . . . .41


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                              LIST OF EXHIBITS

Exhibit A.1  Written Opinion of Rosenberg & Liebentritt, P.C.

Exhibit A.2  Written Opinion of Sachnoff & Weaver, Ltd.

Exhibit B    Investment Agreement

Exhibit C    Business Plan

Exhibit D    Issuer's Certificate of Incorporation

Exhibit E    Issuer's By-laws

Exhibit F    Written Opinion of Ahn and Lee

Exhibit G    Employment Agreements

Exhibit H    Issuer Stock Option Plan

Exhibit I    Accounting Procedures

Exhibit J    Life Insurance Policy

Exhibit K    Disability Insurance Policy